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                                                                  EXHIBIT (c)(5)
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                                   ARTICLE 9

     A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL or (iv) for any transaction from which the director derived an improper personal benefit.

     If the GCL is amended after the filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware to authorize corporation action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL.

     No amendment or repeal of this Article 9 shall adversely affect any right or protection of a director of the Corporation existing hereunder in respect of any act or omission occurring prior to such amendment or repeal.

                                     C-5-1